DATED2004
(1) RIDGEWOOD ROC II 2003 LLC (2) CLPE ROC-2 LIMITED (3) CLPE ROC-2A LIMITED (4) THE PROJECT COMPANIES within mentioned
SECOND ROC PROJECT DEVELOPMENT AND SERVICES AGREEMENT relating to the development of electricity generation plants on behalf of the Project Companies

EVERSHEDS LLP
115 Colmore Row Birmingham B3 3AL Tel: +44 121 232 1000 Fax: +44 121 232 1900

bir_corp\718909\6

bir_corp\718909\6

THIS AGREEMENT is made the day of 2004

BETWEEN

(1)	RIDGEWOOD ROC II 2003 LLC, a Delaware limited liability company trading in the U.K. whose registered address is situate at 947 Linwood Avenue, Ridgewood, NJ, 07450, USA (the "Developer"); and

(2)
CLPE ROC-2 LIMITED a company incorporated in England and Wales with company number 05040534 whose registered office is Units 14 & 15 Queensbrook, Bolton Technology Exchange, Spa Road, Bolton BL1 4AY (the "Bank Agent");

(3)
CLPE ROC-2A LIMITED a company incorporated in England and Wales with company number 05188043 whose registered office is Units 14 & 15 Queensbrook, Bolton Technology Exchange, Spa Road, Bolton BL1 4AY (the "Non Bank Agent");

(4)	THOSE COMPANIES brief details of which are set out in Schedule 1 hereto (the "Project Companies" and each a "Project Company").

WHEREAS

(A)
The Bank Companies (as defined below) and the Bank Agent are all direct or indirect wholly owned subsidiaries of CLPE Projects 2 Limited (“Projects 2”) and the Non Bank Companies (as defined below) and the Non Bank Agent are all members of the CLP group.

(B)	Each Project Company:-
    (i)  owns an operating electricity generating plant that uses landfill gas extracted from a landfill site pursuant to an existing NFFO Power Purchase Agreement; or
    (ii)  has committed to build an electricity generating plant at a site in order that it may sell the output of the plant under an existing NFFO Power Purchase Agreement; or
    (iii) neither owns nor has committed to build electricity generating plant pursuant to a NFFO Power Purchase Agreement but has rights to a landfill site from which landfill gas may be extracted

(and in the case of each of (i) and (ii) above such existing or proposed electricity generating plants including their associated gas extraction, collection, burning and handling equipment, transformers, switchgear and other associated plant, machinery infrastructure equipment and apparatus from time to time shall be hereinafter referred to as an “Existing Project”).

(C)
Each Project Company with an Existing Project is desirous of adding additional generating capacity and additional infrastructure improvements at its Site so that such Project Company might use the surplus landfill gas to generate additional electricity and each Project Company with no Existing Project is desirous of constructing, developing and operating electricity generating equipment at its Site in order to generate new electricity (in each case a “New Project”), such electricity to be sold, along with its environmental attributes, to one or more third parties pursuant to new electricity sales agreements (“Subsequent Electricity Sales Agreements”).

(D)
Each of the Project Companies does not currently have available sufficient financial resources to undertake the development and operation of a New Project, and each of them has requested that the Developer fund the New Project using monies provided by the Powerbank II Fund and undertake the following services and activities as described herein:

(1)
to use commercially reasonable efforts to construct, install and commission a New Project at the Site for the benefit of the Project Company as described herein; including, without limitation, the services set forth on Schedule 2 hereto

(2)	after Commissioning of the New Project, to use commercially reasonable efforts to arrange for the operation and maintenance services necessary for the ongoing operation of the New Project, and

(3)
after Commissioning of the New Project, to use commercially reasonable efforts to perform the marketing services necessary to arrange for the sale of electricity and environmental attributes produced by the New Project under a Subsequent Electricity Sales Agreement for the benefit of the relevant Project Company.

(E)
The Developer is prepared to undertake all such services and activities (“Developer Services”) requested by the Project Companies in respect of the New Projects on the terms and conditions set forth herein, including, specifically, compensation set forth in Section 8 below.

(F)
The Bank Agent and the Non Bank Agent have been established for the purpose of coordinating the activities of each of the Bank Companies and Non Bank Companies respectively in connection with the New Projects; including, without limitation, the performance on behalf of each of the relevant Project Companies of all of their respective obligations hereunder, as well as the performance of the agent services more fully described on Schedule 3 hereof (the “Agent Services”).

NOW THEREFORE, the parties agrees as follows:

Section 1.	Interpretation

(a) Definitions

In this Agreement and the Schedules hereto the following words and expressions shall, unless the context otherwise requires or is inconsistent therewith, have the following meanings:

“Agent”                                                    means either of the Bank Agent or the Non Bank Agent acting in its agent capacity pursuant to the terms of this Agreement and “Agents” shall be construed accordingly;

“Bank Company”                                  means those Project Companies (as at the date of this Agreement listed in Part 1 of Schedule 1) which are a party or become a party to this Agreement in accordance with Section 12 and which are direct or indirect subsidiaries of Projects 2;

"Commissioning"                                  means the stage at which the installation of the Equipment at the relevant Project Company Site has been completed and the New Project has been consistently (over a period of 7 days) exporting electricity to the National Grid and Commissioned shall have the appropriate meaning;

“Equipment”                                            means in relation to any New Project, the electricity generating facilities installed (separate from and in addition to such electricity generating facilities installed or to be installed in relation to an Existing Project) on a relevant Site by the Developer in accordance with the terms of this Agreement;

“Facility Agreement”                            means the amended and restated facility agreement dated on or around the date of this Agreement between (inter alios) Projects 2 as borrower, certain of the Project Companies, the Bank Agent and Bank of Scotland, and includes all restatements amendments and variations thereof and supplements thereto from time to time in force;

an "Insolvency Event"                            means any of the following events:-

the Agent is deemed unable to pay its debts in accordance with Section 123(1)(b) or (c) or (2) of the Insolvency Act 1986 or becomes unable generally pay its debts as they fall due, or otherwise becomes or is declared insolvent, or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

an application for an administration order in relation to the Agent is presented to the court or in the case of the Bank Agent, any meeting of any Debtor Party (as defined in the Facility Agreement) is convened for the purpose of considering any resolution to present an application for such an order; or

any steps are taken with a view to proposing (under any enactment or otherwise) any kind of composition, scheme of arrangement, compromise or arrangement involving the Agent and its creditors generally (or any class of them); or

any administrative or other receiver or any manager of the Agent or any of its property is appointed or the directors of the Agent request any person to appoint such a receiver or manager; or

any steps are taken to repossess any goods in the Agent’s possession under any hire purchase, conditional sale, chattel leasing, retention or title or similar agreement or any steps are taken with a view to putting or effecting in force any kind of attachment, sequestration, distress, arrestment or execution (except in all cases where any such steps:-

(a) give rise to a claim or potential liability of  less than £50,000 and the claim or liability or being contested in good faith; or

(b) are otherwise discharged within thirty days  after being levied, enforced or sued out),

against the Agent or any of its property; or

any meeting of the Agent is convened for the purpose of considering any resolution for (or to petition for) its winding up, the Agent passes such a resolution, or the Agent or any other person presents any petition for the Agent’s winding up, or an order for the Agent’s winding up is made on the petition of any of its creditors; or

any steps are taken with a view to the dissolution of the Agent (other than for the purpose of any reconstruction or amalgamation which, in the case of the Bank Agent only, has been previously sanctioned in writing by the Bank of Scotland); or

anything analogous to or having a substantially similar effect to any of the events specified in this definition shall occur under the laws of any applicable jurisdiction; or

the Agent ceases, or threatens to cease, to carry on all or a substantial part of its business.

the "Kilowatt Hour Rate"                       5.3 pence;

“NFFO Power Purchase                        means contracts with The Non Fossil Purchasing
Agreements”    Agency Limited and those in connection with Scottish renewable orders including any replacement contract with The Non Fossil Purchasing Agency Limited concluded in connection with the implementation of the new British Electricity Trading and Transmission Arrangements in Scotland presently targeted for on or around April 2005;

“Non Bank Company”                          means those Project Companies (as at the date of this Agreement listed in Part 2 of Schedule 1) which are a party or become a party to this Agreement in accordance with Section 12 and which are not Bank Companies ;

"Relevant Project                                   for each Project Company the later of (i) the date
Company Long Stop Date"                  (if any) shown in Schedule 1, (ii) the date twelve months after the first payment under the Development Services Agreement and (iii) the date when the Developer (or its subcontractors) acknowledge that Commissioning will not take place for a particular site/or removes the Equipment being itself no later than eighteen months after the first payment under the Development Services Agreement;

“Site”                                                       means in relation to any New Project the landfill site on which the new or additional (as the case may be) electricity generating equipment is to be constructed and/or installed pursuant to this Agreement;

"Term"                                                     means in respect of a New Project the period of time commencing on Commissioning and ending on the later of (i) the tenth anniversary of Commissioning and (ii) the date when the Developer exercises its right to take away any New Project Equipment from the Site in accordance with its rights under Section 4;

“Third Amendment and                     means the third amendment and restatement
Restatement Agreement”                 agreement made between inter alios, (1) Projects 2, (2) CLPE 1999 Limited, (3) CLPE Projects 1 Limited, (4) CLPE ROC 1 Limited (4) the Bank Agent, (5) certain Project Companies and (6) the Bank of Scotland on or around the date of this Agreement;

and each of the following shall have the meaning set forth in the recitals to this   Agreement:

“Agent Services”
“Developer Services”
“an Existing Project”
“a New Project”
“Projects 2”
“a Subsequent Electricity Sales Contract”

(b)	Words and expressions defined in the Companies Act 1985 (as amended) (the "Companies Act") shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

(c)
The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

(d)
Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

(e)
References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

(f)	References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

(g)	The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

(h)	References to a document being in the agreed terms shall be reference to a document the form of which has been agreed and initialled by or on behalf of all the parties hereto.

Section 2.
Appointment of Agent. Each of the Bank Companies hereby appoints the Bank Agent as its agent and each of the Non Bank Companies hereby appoints the Non Bank Agent as its agent, for all purposes in connection with the activities and transaction contemplated by this Agreement. Each Agent hereby accepts such appointment, and agrees to use commercially reasonable efforts to perform the Agent Services for and on behalf of each relevant Project Company in respect of its New Project as set out in this Agreement or as otherwise may be agreed in writing between such Project Company and such Agent, with the approval of the Developer provided that each Agent shall be entitled to recover from the relevant Project Companies all costs incurred by it in delivering the Agent Services. Each Agent shall be the sole authorized representative of each of the relevant Project Companies in connection with the development of the New Projects and the execution of any Subsequent Electricity Sales Agreements, and shall have the authority to enter into binding legal obligations on behalf of each of the relevant Project Companies in connection therewith. The Developer and other third parties may rely on such authority of the Agent without further inquiry. Each of the Project Companies will execute on the date hereof a power of attorney in the agreed terms which shall appoint the relevant Agent as its attorney in accordance with this Section 2. The Bank Companies shall jointly and severally indemnify and hold the Bank Agent harmless and the Non Bank Companies shall jointly and severally indemnify and hold the Non Bank Agent harmless, from all loss, cost or expense arising out of the operation of the Agent Services and each Agent shall be entitled to reimbursement from the relevant Project Companies in respect of any expenses incurred in the operation of the Agent Services. Each Agent will use commercially reasonable endeavours to perform the Agent Services within the time agreed and to the standard agreed and, if no time or standard is agreed, then within a reasonable time and to a reasonable standard. If despite those endeavours an Agent is unable for any reason other than that Agent’s negligence or wilful default, to perform such services and activities such Agent will be deemed not to have breached this Agreement.

It is agreed that neither Agent will have any liability to the Developer or the Project Companies for indirect or consequential loss (which terms include, without limitation, pure economic loss, loss of profits, loss of business, depletion of goodwill and like loss) howsoever caused save that neither Agent excludes its liability (if any) to the Developer or the Project Companies for loss arising from the Agent’s wilful default or for personal injury or death resulting from that Agent’s negligence, fraud or for any matter which it would be illegal for such Agent to exclude or to attempt to exclude its liability.

The Developer agrees that it shall not enforce or seek to enforce any of its rights against the Project Companies and shall have recourse only to the relevant Agents, save in relation to the Developer’s right of indemnity pursuant to Section 4.

If an Insolvency Event occurs in respect of an Agent the appointment of that Agent under this Section shall immediately terminate and all obligations, rights and remedies shall be direct between the relevant Project Companies and the Developer pending the appointment (if any) of a replacement to that Agent as specified below. Any monies held by such Agent on behalf of the Project Companies shall be paid by the Agent to the relevant Project Company to enable it to fulfil its obligations under this Agreement.

In the event that an Insolvency Event occurs in relation to an Agent, the relevant Project Companies shall as soon as reasonably practical appoint another party to be a Bank or Non Bank Agent as the case may be pursuant to this Agreement and shall procure that the replacement Agent enters into all novations, deeds and covenants as may be necessary to ensure the replacement Agent is bound by the obligations and terms of this Agreement and all other relevant arrangements contemplated by this Agreement (subject always to the terms of:-

(a) a ROC Project DSA Direct Agreement entered into on the date hereof between the Developer, the Agents, the Project Companies and the Governor Company of the Bank of Scotland; and

(b) the Facility Agreement).

Section 3.	Development of New Projects.
(a)
The Developer hereby undertakes to use all reasonable commercial efforts to cause the construction, installation and Commissioning of a New Project at each relevant Site for the benefit of each Project Company in accordance with the terms hereof. The parties contemplate that the Developer will enter into a development agreement with CLP Developments Limited a company registered in England and Wales with number 04502342 (“CLP Developments”) substantially in the form of the agreement in the agreed terms (the “Development Services Agreement”) for procurement of equipment, and the construction, installation and Commissioning of each New Project on a “turnkey” fixed-price basis of £850,000 per megawatt of rated export capacity of the generating equipment installed in each New Project (pro-rated to the extent that such installed capacity is expressed in other than whole megawatt amounts). If the Developer wishes to terminate or amend the Development Services Agreement or waive any of its rights thereunder or enter into a new development agreement it shall first obtain the consent of the Agents to such termination, amendment, waiver or new agreement and such consent of the Agents shall not be unreasonably withheld or delayed.

(b)
Each of the Project Companies and the Agents agree to accept the performance of CLP Developments (or any other company within the same group) under the Development Services Agreement as performance by the Developer hereunder.

(c)
Where the Developer has not by the Relevant Project Company Long Stop Date reached Commissioning on a Site the relevant Project Company shall be entitled to adopt any other methods to develop the Site which it believes are reasonable or which it considers necessary to comply with its obligations to the owner or operator of the Site, and the relevant Agent may require that any Equipment is removed from the Site by the Developer.

(d)
The Developer agrees that it shall provide or procure the provision of separate metering and separate electricity network connection for the New Project to, inter alia, enable separate monitoring of electrical output for the New Project and (where relevant) the Existing Project at each Site.

Section 4.
Ownership and Operation of New Projects. Notwithstanding the Commissioning of any New Project, the Developer will retain title to and ownership of all Equipment, and the Project Company shall have the right to use such Equipment for the Term to generate electricity (and related environmental attributes) for sale under Subsequent Electricity Sales Agreements for so long as such Project Company remains in compliance in all material respects with the material terms of this Agreement applicable to it. In the event that the relevant Project Company (or its Agent) shall materially default on any of their respective obligations hereunder, and such default continues uncured for a period of thirty days after written notice from the Developer, then the Developer may take possession of the Equipment and remove it from the Site or otherwise exercise any and all other remedies available under this Agreement or otherwise at law. The Project Company will indemnify and hold the Developer harmless from all loss, cost or expense arising from the assertion by any party of any lien, encumbrance or claim of title or ownership interest with respect to the any of the Equipment which arise as a result of any act or omission of the Project Company or its Agent.

The parties acknowledge that a Site may, following Commissioning, cease to generate sufficient exporting capacity to make the New Project economically viable. If the Developer determines in its absolute discretion and acting reasonably that the New Project has ceased to be economically viable, it shall notify the relevant Agent and the relevant Project Company accordingly in writing together with the reasons for its decision. Upon receipt of the notice by the relevant Agent, the Developer or its agents shall be authorised to enter the Site and remove any Equipment from the Site that has been constructed, installed or commissioned under the terms of this Agreement, providing always that the Developer shall not be entitled to exercise its rights under this paragraph to the extent, in doing so, it would result in:-

(i) any loss of revenue under any electricity supply agreement in respect of Existing Project; or

(ii) cause any damage to an Existing Project; or

(iii) any breach of any existing contractual obligations relating to any Existing Project on the Site.

Section 5.
Operations, Repair and Maintenance of New Projects. After Commissioning of a New Project, the Developer will use all commercially reasonable efforts to operate and maintain the New Project in a reasonable manner for the benefit of the relevant Project Company. The Developer acknowledges that the Project Companies may already have an operator providing operation and maintenance services at an Existing Project and that to have two different operators on the same site would cause unnecessary disruption and possible duplication. The Developer therefore agrees that the Developer will procure that the same operator is used for the New Project and the Existing Plant. The parties contemplate that the Developer will enter into an Operations, Repair and Maintenance Agreement with CLP Services Limited a company incorporated in England and Wales with number 04502345 (“CLP Services”) or such other supplier of operations, repair and maintenance services as the Developer shall from time to time deem appropriate and which the relevant Agent consents to (such consent not to be unreasonably withheld or delayed) , substantially in the form of the agreement in the agreed terms with respect to each New Project (the “O&M Services Agreement”), and each Project Company agrees to accept the performance by CLP Services (or such other member of its group) or such other supplier of operations, repair and maintenance services as aforesaid under the O&M Services Agreement as performance by the Developer hereunder. If the Developer wishes to terminate or amend the O & M Services Agreement or waive any of its rights thereunder or enter into a new operations, repair and maintenance agreement it shall first obtain the consent of the relevant Agent to such termination, amendment, waiver or new agreement and such consent of the Agent shall not be unreasonably withheld or delayed and such new agreement shall be deemed to be an O&M Services Agreement for the purposes of this Agreement. To the extent that any of the equipment constituting a New Project is repaired or replaced under the O&M Services Agreement, title to such repaired or replaced equipment, or any component thereof, shall pass to and be held by the Developer, and neither the Agent nor any Project Company shall have any ownership rights with respect thereto. The Developer will deliver to the relevant Agent evidence of any amounts paid or payable by the Developer to CLP Services under such O&M Services Agreement in order to permit the Agent to determine the amounts payable to the Developer with respect thereto as set forth in provisions of Section 8 below.

Where Equipment is removed from the Site following Commissioning in accordance with Section 4, the Developer shall terminate the relevant O&M Services Agreement.

Section 6.
Marketing Services. The Developer will use commercially reasonable efforts to identify potential purchasers of electricity and environmental attributes from each New Project, and to negotiate the terms and conditions of potential Subsequent Electricity Sales Agreements for the benefit of the relevant Project Company. Once the Developer obtains terms and conditions that are reasonably satisfactory to the relevant Agent, such Agent will execute and deliver the Subsequent Electricity Sales Agreement to the purchaser identified therein on behalf each of the relevant Project Companies. The Developer and each of the Agents agree that in agreeing the terms of a Subsequent Electricity Sales Agreement no terms will be agreed which would have a material adverse effect on any existing electricity supply agreement at the relevant Site.

Section 7.	Agent Services. Each Agent will use commercially reasonable efforts to perform the Agent Services for the benefit of each of the relevant Project Companies and the Developer.

Section 8.	Payments. After Commissioning of a New Project:

(i) the Bank Agent shall collect, on behalf of each Bank Company, all of the revenues payable to such Bank Company under a Subsequent Electricity Sales Agreement, and

(ii)  the Non Bank Agent shall collect, on behalf of each Non Bank Company, all of the revenues payable to such Non Bank Company under a Subsequent Electricity Sales Agreement,

Each Agent shall pay over or apply such revenues for the benefit of each Project Company, on a monthly basis in the following amounts and in the following order of priority:

(a)
First, and ranking equally (i) the full amount of any royalties due to any landfill owner and the full amount of any other payments due to any third party (and for the purposes of this section third party shall not include any company which is in the same group as Projects 2 or the Developer) under any agreement between such Project Company and such landfill owner or un-affiliated third party, to the extent that such royalties or other payments are attributable only to the installation and/or operation of a New Project on a Site and (ii) to the Developer, an amount equal to the amount payable by the Developer to CLP Services Limited under the O&M Services Agreement with respect to the operation of the New Project.

(b)
Next, but subject in respect of Bank Companies only, to the provisos to this Section 8 in paragraph (e), to the Developer, the amount determined by multiplying (x) the number of kilowatt hours generated by the New Project during such month that qualify for renewable obligations certificates times (y) the amount by which the aggregate price received by the Project Company per kilowatt hour for the sale of such electricity and environmental attributes generated by a New Project exceeds the Kilowatt Hour Rate less any amount of royalty due on the revenue amount so calculated. For the avoidance of doubt, if the royalty agreement for a given Site provides for a variable royalty rate then the royalty amount to be deducted from the payment calculated pursuant to this Section 8(b) shall be the amount calculated using the average royalty rate at such Site taking into account the total output of the Site and the sales price of the electricity and other attributes in the relevant period.

(c)
Next, but subject in respect of Bank Companies only, to the provisos to this Section 8 in paragraph (e), to the Developer, an amount equal to £12,250 times the nameplate rated export capacity (in megawatts including partial megawatts) of each New Project, such payment to be made from the earlier of (i) the date that such New Project has reached Commissioning and (ii) the Relevant Project Company Long Stop Date (pro-rated to the extent that the first month of operation is less than a full calendar month), provided, however, that from and after the tenth anniversary of the Commissioning Date (or the Relevant Project Company Long Stop Date; if appropriate) of any New Project, this amount shall be payable to the Developer only to the extent that the amounts of revenue collected by the relevant Agent with respect to such New Project are sufficient to permit the relevant Project Company to make all or any part of such payment and provided further that if by the Relevant Project Company Long Stop Date the Developer has under the Development Services Agreement either (i) removed the Equipment and resited it or (ii) required that the Equipment be sold then any proceeds of sale of the Equipment shall, having been returned under the Development Services Agreement to the Developer, or payments made in respect of the resited Equipment be credited to the Developer and the payments hereunder reduced accordingly.

(d)
To the extent that the revenues collected by an Agent are insufficient or in respect of Bank Companies only, the provisos to Section 8(e) below apply to reduce the revenues to an extent that they are insufficient, to permit all of the payments to the Developer described in Sections 8(b) to 8(c) inclusive to be made in full with respect to each New Project and relevant Project Company, the following provisions shall apply:-

(i)
in accordance with the joint and several obligations in Section 9, the other Agent (hereinafter referred to as the “Funding Agent”) shall, to the extent it holds surplus funds after making payments on behalf of its relevant Project Companies in accordance with Sections 8(a) to 8(c), apply such surplus funds in making good any shortfall in the payments of the Agent which has insufficient funds as described above, (such Agent hereinafter referred to as the “Shortfall Agent”) by paying the amount of the shortfall (or part thereof) to the Developer on the Shortfall Agent’s behalf;

(ii)
if the Funding Agent has insufficient funds to discharge all of the shortfall in accordance with paragraph (i) above, then the amount of the remaining shortfall shall be carried forward (with interest at 10% per annum) and shall be payable out of any revenues received by the Shortfall Agent with respect to the operation of the New Projects (or by the Funding Agent in accordance with the provisions of Section 9 below).

Each Agent shall maintain appropriate accounting records for each relevant New Project and relevant Project Company to demonstrate compliance with the terms of this Agreement.

(e) To the extent that the revenues collected by each Agent at any time exceed the amounts required to be paid pursuant to Sections 8(a) to 8(d) inclusive then the excess shall, subject to the provisions of Section 8(d) be paid over or otherwise applied by the Agent in its absolute discretion

PROVIDED ALWAYS THAT

(i)  none of the amounts specified in Sections 8(b) to (e) (and for the avoidance of doubt, any amount due as a consequence of the joint and several obligations of any Bank Company pursuant to Section 9) inclusive shall be paid by the Bank Agent if and to the extent that the Bank Agent would as a result of such payment be in breach of Clause 9.6.1.2 of the Facility Agreement, and

(ii)  payment of the amounts specified in Sections 8(a) to (e) inclusive by the Bank Agent shall not, for the avoidance of doubt, be treated as a breach of Clauses 19.7 and/or Clause 19.8 of the Facility Agreement unless proviso (i) above applies to such payment.

(f)
If the Developer exercises its rights to remove the New Project Equipment from the Site then the obligation to make payments under Section 8(c) shall continue in accordance with that section provided that the Developer shall use all reasonable commercial endeavours to re-site and reuse the Equipment and/or sell such equipment to a third party and if successful shall notify the relevant Agent of any monies received from such reuse or sale to enable the adjustments to be made to payments under Section 8(c).

Section 9.
Joint and Several Obligations. Notwithstanding the expectation of the parties that each Agent will collect revenues and will maintain records on an individual basis for each relevant New Project and relevant Project Company, the parties intend that the payments to the Developer described in part (ii) of Section 8(a) and Sections 8(b) and 8(c) (and any interest chargeable thereon by reference to Section 8(d)(ii)) above shall be the joint and several obligations of each of the Project Companies, and that all such amounts shall be required to be paid in full (including any arrears) before any amounts may be paid over by an Agent to any Project Company or otherwise applied under the provisions of Section 8(e) above. Subject to the Bank Agent complying with the terms of Section 8(e)(i), each of the Project Companies hereby authorise their Agent to make such payments to the Developer as are necessary to satisfy its joint obligations under this Section and Section 8(d)(i) above. For the avoidance of doubt, neither Agent shall be obliged to make any payments to the Bank or the other Agent pursuant to this Section 9.

The provisions of this Section 9 apply only to revenue generated by the activities of the New Project and the liability of the Project Companies under the joint and several obligations in this Section 9 shall be limited to the revenues of the Project Companies generated by or relating to the activities of the New Projects only. Neither this Section 9 nor any other part of this Agreement shall operate to create a claim on the part of either of the Agents or the Developer on the revenue, assets or cash flow of the Existing Project.

Section 10.
Indemnity. The Developer acknowledges that the service which it will be providing under this Agreement may have an effect on the operation of one of more of the Existing Projects and it therefore agrees to indemnify and keep indemnified the relevant Agent and the Project Companies for any loss (including loss of revenue under any electricity supply agreement in respect of an Existing Project), damage, liability, cost or expense (and for these purposes the exclusions and limitations contained in Section 14 shall not apply) incurred as a result of:-

(a) damage to any Existing Project; or

(b) any breach of any existing contractual obligations relating to any Existing Project or the Site;

caused by any act or omission of the Developer, its agents or subcontractors including without limitation removal of any Equipment from the Site provided that the liability of the Developer at each Site shall not (in relation to Bank Companies only) exceed the amount attributable to the Existing Project for the relevant Project Company pursuant to the lending arrangements between Projects 2 and the Bank of Scotland such amounts being the amount drawndown in respect of the Project Company under the Facility Agreement at the time it became a Borrowing Base Company (as defined in the Facility Agreement) as reduced over time by repayment and/or prepayment (and for this purpose prepayments shall unless specifically agreed otherwise with the Bank of Scotland be deemed to have been applied pro rata across all outstanding loans) under the Facility Agreement and provided always that a claim may be made under this Section 10 only if (i) it exceeds £25,000 or (ii) it, when aggregated with all claims that either have been made or could (but for (i) above) have been made, exceeds £100,000.

Section 11.
Assignment and Delegation. No party to this Agreement shall without the prior written consent of the other parties hereto such consent not to be unreasonably withheld or delayed assign or delegate any of its duties under this Agreement to any other person firm or company.

The parties acknowledge and consent to the rights and obligations of the Developer, Bank Agent and Bank Companies being assigned in security to the Bank of Scotland.

Section 12.
Release, Adherence and Accession. The parties hereto acknowledge that the Developer is desirous of providing New Project Equipment up to a capacity of 11.6 megawatts in aggregate across the Sites. The parties further acknowledge that a Site may not be able to support sufficient exporting capacity to permit economically viable Commissioning to take place .

If the Developer determines at its absolute discretion and acting reasonably that a Site cannot be brought to Commissioning it shall notify the relevant Agent and the relevant Project Company accordingly in writing together with the reasons for its decision. Upon receipt of the notice by the relevant Agent, the Developer or its agents shall be authorised to enter the Site and remove any Equipment from the Site that has been constructed, installed or partly commissioned under the terms of this Agreement. Any costs incurred in relation to the setting up of the New Project at the relevant Site which cannot be brought to Commissioning shall not be borne by any Project Company or its Agent.

The Developer shall, at its absolute discretion, be entitled, but not obliged, to nominate other members of its group and the Project Companies shall be entitled to suggest members of their group as a replacement for the Project Company Site that cannot be Commissioned. The Developer shall, at its option, select a project company to replace the Project Company that cannot be Commissioned and, subject to the relevant project company:-

(a) where the new project company shall be admitted as a Bank Company, satisfying the conditions precedent for a Mixed Project Company pursuant to clause 4 of the Third Amendment and Restatement Agreement; and

(b) entering into the Deed of Release, Adherence and Accession substantially in the form set out in Schedule 4 provide Developer Services described in this Agreement to such project company instead of providing such Developer Services to the Project Company that cannot be Commissioned. A “New Project” shall be deemed to mean the project carried on by the outgoing Project Company up to the substitution date and, thereafter the project carried on by the new Project Company. The period ending on the Relevant Project Company Long Stop Date shall continue to run without interruption despite substitution.

Whether a Site can be Commissioned shall be determined by the Developer having regard to, inter alia, whether the Site can be Commissioned on economically viable terms. The decision of the Developer shall be final and binding on the parties hereto save in cases of manifest error or bad faith.

Section 13.
Conflict of Interest. The Developer shall not be prohibited from entering into further consultancy agreements similar to this Agreement with other parties for the purposes of developing, managing and commissioning or consulting on other projects of a similar nature to the New Projects.

Section 14.
Limitation of Liability. The Developer will use commercially reasonable endeavours to perform the services and activities hereunder within the time agreed and to the standard agreed and, if no time or standard is agreed, then within a reasonable time and to a reasonable standard. If despite those endeavours the Developer is unable for any reason other than the Developer’s negligence or wilful default, to perform such services and activities the Developer will be deemed not to have breached this Agreement.

It is agreed that the Developer will have no liability to the Agents or the Project Companies for indirect or consequential loss (which terms include, without limitation, pure economic loss, loss of profits, loss of business, depletion of goodwill and like loss) howsoever caused save that the Developer does not exclude its liability (if any) to the Agents or the Project Companies for loss arising from the Developer’s wilful default or for personal injury or death resulting from the Developer’s negligence, fraud or for any matter which it would be illegal for the Developer to exclude or to attempt to exclude its liability.

Section 15.
Relationship of the Parties. Nothing in this Agreement shall constitute or be deemed to constitute, make or otherwise give effect to a joint venture, pooling arrangement or partnership between the parties or create any relationship of employment between the parties.

Section 16.	Disputes. If a dispute of any kind whatsoever arises between the parties in connection with or arising out of this Agreement it shall be settled in accordance with the following provisions.

(a)
For the purpose of this Section, a dispute shall be deemed to arise when one party serves on the other a notice in writing (hereinafter called the "Notice of Dispute") stating the nature of the dispute and requiring the dispute to be considered by an adjudicator who, if not agreed upon between parties, shall be appointed by the Chairman of the Chartered Institute of Arbitrators in England upon application by either of them. The dispute shall thereafter be referred and considered by such adjudicator in accordance with the procedure under the TeCSA Adjudication Rules 2002, version 2.0 or any amendment or modification thereof being in force at the date of such notice. The recommendation of the adjudicator shall be deemed to have been accepted in settlement of the dispute unless written Notice to Refer under Section 16(b) is served within one calendar month of the receipt of the adjudicator's recommendation.

(b)
Where either party is dissatisfied with any recommendation of an adjudicator appointed under Section 16(a) then such party may within one calendar month of receipt of the adjudicator's recommendation refer the dispute to the jurisdiction of the court by service a written notice (the "Notice to Refer") on the other party.

Section 17.	Notices. Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered:

(a) in the case of each Agent to:
Units 14-15 Queensbrook Technology Exchange
Spa Road
Bolton
BL1 4AY
Fax:   01204 535310
Attention: Douglas Wilson

(b) in the case of each Project Company to:
Units 14-15 Queensbrook Technology Exchange
Spa Road
Bolton
BL1 4AY
Fax:  01204 535310
Attention: Douglas Wilson

(c)	in the case of the Developer to:

947 Linwood Avenue
Ridgwood
NJ07450
USA
Fax: 001 201 447 0474
Attention: Chris Naunton with a copy to Doug Wilson at the Project Company Address above or to such alternative address, fax number or person as any party may nominate by notice to the others given in accordance with this Section 17.

Any notice shall be delivered by hand or sent by legible facsimile transmission or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) and if delivered by hand or sent by legible facsimile transmission shall conclusively be deemed to have been given or served at the time of despatch and if sent by post aforesaid shall conclusively be deemed to have been received 48 hours from the time of posting (or 72 hours if sent to or from an address outside the United Kingdom).

Section 18.
Force Majeure. Notwithstanding any other provision in this Agreement no default delay or failure to perform on the part of any party shall be considered a breach of this Agreement if such default delay or failure to perform is shown to be due entirely to cause(s) beyond the direct control of the party charged with such default, including, but not limited to such events as riots, civil embargoes, storms, floods, fire, earthquakes, acts of God or the public enemy, an act of terrorism, national emergency or nuclear disasters, strike, lockout, labour unrest (affecting the performance of this agreement) provided that where such incident extends to employees of the Developer it is part of a national, industry - wide action. In the case of the occurrence of such event the time for performance required by either party under this Agreement shall be extended for any period during which performance is prevented by such event. However, any other party may terminate this Agreement by notice if such event preventing performance continues for more than 60 continuous days.

Section 19.	Governing Law. This Agreement shall be governed by and interpreted in accordance with English Law and each of the parties hereto submits to the non-exclusive jurisdiction of the English Courts.

Section 20.	Third Parties. The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

Section 21.	Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS whereof the parties have entered into this Agreement the day and year first above written.

bir_corp\718909\6

SCHEDULE 1
Project Companies

Part 1 - Bank Companies

Name	Registered Number	Relevant Project Company Long Stop Date
Garlaff Energy Ltd	SC195540
Connon Bridge Energy Ltd	03754257
Chelson Meadow Energy Ltd	03363593
Auchencarroch Energy Ltd	SC195539
Jameson Road Energy Ltd	03754365
Bellhouse Energy Ltd	03466081

Part 2 - Non Bank Companies

Name	Registered Number	Relevant Project Company Long Stop Date
Beetley Energy Ltd	04939140
Snetterton Energy Ltd	04939139
Funtley Energy Ltd	05188256

The registered office of each Project Company registered in England and Wales is Unit 14 & 15 Queensbrook, Bolton Technology Exchange, Spa Road, Bolton, Greater Manchester BL1 4AY and for any Project Company registered in Scotland is Princes Exchange, 1 Earl Grey Street, Edinburgh, EH3 9BN.

bir_corp\718909\6

SCHEDULE 2
(Developer Services to be carried out)

The principal objective of the Developer Services is to bring about, on behalf of Agents and each Project Company, the Commissioning of the New Project and in that regard the following shall comprise the Developer Services and be carried out by the Developer in respect of each New Project accordingly:

1.1	preparing the Project Timetable and Project Budget in relation to a New Project;

1.2	engaging the services of, supervising and co-ordinating the third party service providers engaged in respect of a New Project;

1.3	advising in connection with the obtaining of all necessary planning and other consents for a New Project;

1.4
advising on and carrying out the general administration of the Commissioning of a New Project including arranging for appropriate insurances (at the cost of the New Project Company) for the Project Company in respect of a New Project;

1.5	identifying and negotiating with appropriate third parties with a view to a New Project Company entering into a Subsequent Electricity Sales Agreement in relation to its New Project;

1.6
providing, at all times, information in relation to the Site for a New Project and the New Project generally including copies of all relevant documents, plans and specifications, consents and reports and keeping each Agent and the relevant Project Company informed of the progress made in respect of bringing about of the Commissioning of a New Project;

1.7
monitoring on behalf of a Project Company compliance with statutory, local authority, building control and fire officer consents and requirements required to be complied with in the course of bringing about the Commissioning of its New Project;

1.8	monitoring the cost control systems and budgets for each New Project;

1.9	monitoring the performance by each party to any agreement relating to the New Project and administering such contracts (including the ensurance of quality control) on behalf of a Project Company;

1.10	endeavouring to carry out each New Project substantially in accordance with its Project Timetable and Project Budget but at all times monitoring the same;

1.11	chairing and minuting site meetings on behalf of a Project Company;

1.12	providing such assistance and advice in respect of a New Project as could reasonably be expected of a project co-ordinator;

1.13	providing for the operation and maintenance of each New Project including the routine maintenance and major maintenance; and

1.14
providing for the administration of the New Project for the benefit of the Project Company including performance monitoring and preparing reports for the directors of the Developer, the Agents and the Project Companies.

bir_corp\718909\6

SCHEDULE 3
The Agent Services

1.  Collect in all monies payable to any of the relevant Project Companies in accordance with Section 8.

2.  Calculate and make payment of all necessary amounts of monies on behalf of the Project Companies in accordance with Section 8.

3.  Agree with the Developer the terms of Subsequent Electricity Sales Agreements and execute those agreements as attorney for the Project Companies.

4.  Such other services as agreed between the Agents and the Project Companies.

bir_corp\718909\6

SCHEDULE 4
Deed of Release, Adherence and Accession

THIS Deed of Release, Adherence and Accession is made the day of between Ridgewood ROC II 2003 LLC (“the Developer”), CLPE ROC-2 Limited and CLPE ROC-2A Limited (together “the Agents”), [continuing Project Companies] (“the Continuing Project Companies”), [out-going Project Company] (“the Exiting Project Company”) and [in-coming Project Company] (“the Admitted Project Company”).

WHEREAS

(A)
Under the terms of an agreement dated [ ] 2004, (“the ROC Project DSA”) and entered into between the Developer, the Agents and, inter alios, the Exiting Project Company, the Developer agreed, inter alia, to construct, install and commission New Projects (as defined in the ROC Project DSA) for, inter alios, the Exiting Project Company.

(B)
In accordance with the provisions of the ROC Project DSA, the Developer has determined that it cannot bring to Commissioning the New Project at the site occupied by the Exiting Project Company. Therefore, the parties hereto have agreed to release the Exiting Project Company from the ROC Project DSA and agreed to admit the Admitted Project Company to the ROC Project DSA as a [Non] Bank Company.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Expressions defined in the ROC Project DSA shall (unless the context otherwise requires) have the same meaning when used in this Deed.

2.
The parties hereto agree to release the Exiting Project Company from its obligations and liabilities under the ROC Project DSA and the Exiting Project Company agrees to waive any rights it has under the ROC Project DSA and the power of attorney granted by the Exiting Project Company to the [Non] Bank Agent is hereby revoked and terminated.

3.
Subject to the Developer and the Admitted Project Company satisfying their respective obligations under paragraph 4 hereof, the Admitted Project Company hereby undertakes and covenants with all the parties hereto to comply with the provisions of and to perform all the obligations in the ROC Project DSA with effect from the date of this Deed as if it had been an original signatory to the ROC Project DSA as a “Project Company” (as defined therein) and as a “[Non] Bank Company” and the Developer, the Continuing Project Companies and Agent undertake and covenant with the Admitted Project Company to comply with the provisions of and to perform all the obligations in the ROC Project DSA with effect from the date of this Deed as if the Admitted Project Company had been an original signatory to the ROC Project DSA as a “Project Company” (as defined therein) and as a “[Non] Bank Company”.

4.
4.1	The Admitted Project Company hereby acknowledges that it has received and read the following documents:

4.1.1
in the case of admission of a Bank Company only, (i) the Third Amendment and Restatement Agreement (ii) a deed of accession and supplemental assignment made between, inter alios, CLPE ROC-2 Limited, certain of the Continuing Project Companies and the Bank of Scotland on or around [ ] and (iii) an agreement made between, inter alios, the Developer, CLPE ROC-2 Limited, certain of the Continuing Project Companies and the Bank of Scotland (together the “Banking Documents” and each a “Banking Document”);

4.1.2	an agreement made between the Developer and CLP Developments Limited (company registration number 04502342) on or around [ ] and known as the Development Services Agreement (“the DSA”);

4.1.3
an agreement made between the Developer and [CLP Services Limited (company registration number 04502345)] on or around [ ] and known as the ROC Project O&M contract (“O&M Contract”) in respect of the Site occupied by the Exiting Project Company;

4.1.4	a power of attorney granted by the Exiting Project Company in favour of the [Non] Bank Agent (the “Power of Attorney”).

4.2	The Developer shall procure that it:

4.2.1 amends the DSA to incorporate the Admitted Project Company; and

4.2.2 enters into a new O&M Contract in respect of the Site occupied by the Admitted Project Company on the same terms (mutatis mutandis) as the O&M Contract that it has in place in respect of the Exiting Project Company.

4.3 The Admitted Project Company shall:-

4.3.1  execute a Power of Attorney on the same terms as that executed by the Exiting Project Company in favour of [Non] Bank Agent/; and

4.3.2 if the Admitted Project is a Bank Company, execute all such documents as shall be required to accede to the terms of the Banking Documents (to the extent it is not already a party to them).

5. The Admitted Project Company hereby acknowledges that it has received and read the ROC Project DSA and that it assumes the rights and obligations referred to above on the basis of the provisions contained therein.

6. This Deed may be executed in any number of counterparts, all of which taken together may constitute one and the same deed.

[Testimonium and Attestation clauses]

bir_corp\718909\6

SIGNED by     )
for and on behalf of    )
RIDGEWOOD ROC II 2003-1 LLC )
in the presence of:	)

SIGNED by
for and on behalf of
CLPE ROC -2 LIMITED
in the presence of:

SIGNED by
for and on behalf of
CLPE ROC-2A LIMITED
in the presence of:

SIGNED by
for and on behalf of
GARLAFF ENERGY LIMITED
in the presence of:

SIGNED by
for and on behalf of
CONNON BRIDGE ENERGY LIMITED
in the presence of:

bir_corp\718909\6

SIGNED by
for and on behalf of
CHELSON MEADOW ENERGY
LIMITED
in the presence of:

SIGNED by
for and on behalf of
AUCHENCARROCH ENERGY
LIMITED
in the presence of:

SIGNED by
for and on behalf of
JAMESON ROAD ENERGY LIMITED
in the presence of:

SIGNED by
for and on behalf of
BELLHOUSE ENERGY LIMITED
in the presence of:

SIGNED by
for and on behalf of
BEETLEY ENERGY LIMITED
in the presence of:

bir_corp\718909\6

SIGNED by
for and on behalf of
SNETTERTON ENERGY LIMITED
in the presence of:

SIGNED by
for and on behalf of
FUNTLEY ENERGY LIMITED
in the presence of: